As filed with the Securities and Exchange Commission on February 19, 2020
Registration No. 333-111355
Registration No. 333-133265
Registration No. 333-168894
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-111355
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-133265
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-168894

UNDER
THE SECURITIES ACT OF 1933

CATERPILLAR INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	37-0602744 (IRS Employer Identification No.)
510 Lake Cook Road, Suite 100 Deerfield, Illinois 60015 (Address of Principal Executive Offices, Including Zip Code)

Caterpillar 401(k) Retirement Plan
(formerly known as the Caterpillar 401(k) Plan)
(Full Title of the Plan)

Suzette M. Long
Chief Legal Officer, General Counsel and Corporate Secretary
Caterpillar Inc.
510 Lake Cook Road, Suite 100
Deerfield, Illinois 60015
(224) 551-4000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REMOVAL OF SECURITIES FROM REGISTRATION

Caterpillar Inc., a Delaware corporation (the “Registrant”), and the Caterpillar 401(k) Retirement Plan (formerly known as the Caterpillar 401(k) Plan) (the “Plan”) previously filed the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-8 (File No. 333-111355), filed with the SEC on December 19, 2003, as amended by Post-Effective Amendment No. 1 to Form S-8 filed with the SEC on November 19, 2004, registering 5,000,000 shares of Common Stock, par value $1.00 per share (the “Common Stock”), of the Registrant to be issued under the Plan and an indeterminate amount of plan interests;

•
Registration Statement on Form S-8 (Registration No. 333-133265) filed with the SEC on April 13, 2006, registering 50,000,000 shares of Common Stock of the Registrant to be issued under the Plan and an indeterminate amount of plan interests; and

•
Registration Statement on Form S-8 (Registration No. 333-168894) filed with the SEC on August 17, 2010, registering 55,000,000 shares of Common Stock of the Registrant to be issued under the Plan and an indeterminate amount of plan interests.

Effective December 31, 2019, the Plan merged with and into the Caterpillar 401(k) Savings Plan. Accordingly, no further offers or sales of Company Common Stock are being made through the Plan. In accordance with an undertaking made by the Registrant in the Registration Statements to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed to remove from registration the Common Stock and plan interests not heretofore sold pursuant to the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Common Stock and plan interests.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on this 19th day of February 2020.

CATERPILLAR INC.

By:	/s/ Suzette M. Long
Name:	Suzette M. Long
Title:	Chief Legal Officer, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on this 19th day of February, 2020.

CATERPILLAR 401(K) RETIREMENT PLAN

By:	/s/ Jeffrey A. Wilson
Name:	Jeffrey A. Wilson
Title:	Chair of Caterpillar Inc. Benefit Administrative Committee